Exhibit 21: List of Subsidiaries

                                                        State           Date
           Corporation Name                  % Owned    of Inc.     Incorporated
           ----------------                  -------    -------     ------------

DHB Armor Group Inc.                           100 %      DE          08/14/95
DHB Sports Group Inc.                          100 %      DE          05/02/97
NDL Products Inc.                              100 %      FL          12/16/94
Point Blank Body Armor Inc.                    100 %      DE          09/06/95
Protective Apparel Corporation of America      100 %      NY          05/02/75

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